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                                                          EXHIBIT 10.73

                      TRANSITION BONUS AGREEMENT

          This Agreement made as of the lst day of March, 1996, between IMC Global Inc., a Delaware corporation ("Parent"), and IMC Global Operations Inc., a Delaware corporation, and Marschall I. Smith
("Employee").

          WHEREAS, on the date hereof, Parent and The Vigoro
Corporation, a Delaware corporation, have completed a merger whereby The Vigoro Corporation, a Delaware corporation, has become a wholly-owned subsidiary of Parent;

          WHEREAS, on the date hereof, Employer is, directly or indirectly, a whollyowned subsidiary or an Affiliate;

          WHEREAS, it is in the best interest of Parent and the Employer that Employee continue to concentrate on the conduct of the business of the Parent, Employer and members of the Controlled Group, and perform all duties in their best interests and be encouraged to maintain the employment relationship with the Employer at least for such time as will allow an orderly transition following such merger;

          WHEREAS, Parent, the Employer and Employee desire to provide appropriate incentives for the Employee to continue to perform the Employee's duties and responsibilities with respect to Employer, thereby promoting the stability of the business of the Employer both before and after the occurrence of the merger.

          NOW, THEREFORE, for valuable consideration, which the parties hereby acknowledge, Parent, Employer and Employee agree that upon the effective date of the merger ("Effective Date"):

          1. Definitions. The following terms shall have the respective meanings set forth below wherever used in this Agreement and capitalized, unless the context requires otherwise.

          a. "Base Salary" means Employee's annualized base salary determined as of the Transition Bonus Event, or if greater, as of the Effective Date.

          b. "Board" means the Board of Directors of the Parent, as constituted from time to time.

          c. "Bonus Base" with respect to the Employee, means the sum of the following:

            (i) the highest annual bonus (annualized if the Employee was employed for less than a complete bonus year) earned by the Employee for one of the three consecutive complete bonus years ending immediately preceding the Transition Bonus Event; provided, however, that for purposes of this paragraph (i) the bonus for the last six (6) months of calendar year 1995 multiplied

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          by two (2) shall be treated as an annual bonus, for a
          complete bonus year if such amount is larger than the annual bonus for the complete bonus year ending June 30, 1995; and

          (ii) the number obtained by dividing all long-term bonuses or other incentives (other than any annual bonus or stock option, contingent stock unit or restricted stock award) earned by the Employee for the most recent complete bonus period ended before the Transition Bonus event by the number of years (including fractions of years if appropriate) included in such bonus periods; provided, however, that if either the terms of any such bonus or incentive plan or agreement or the Employer's practice of granting awards would permit the Employee to be included concurrently in two or more long-term performance periods, appropriate adjustments shall be made to the number obtained pursuant to this paragraph
          (ii), it being the intent of this definition to determine the amount of bonus that the Employee would earn, under optimal conditions of individual, divisional and Employer performance, financial or otherwise, during a complete year of service to the Employer.

          d. "Cause" for termination by Employer of the Employee's employment shall mean (i) the engaging by the Employee in willful and intentional conduct which has caused demonstrable and serious injury to the Employer, Parent, Affiliate, Subsidiary or any member of Parent's Controlled Group monetary or otherwise; (ii) conviction of, or plea of nolo contedere by, the Employee for any felony; (iii) criminal conviction of, or plea of nolo contendere by, the Employee for any other offense involving dishonesty, breach of trust or moral turpitude; (iv) a breach of fiduciary duty by the Employee involving personal profit; or (v) willful refusal by the Employee to perform the Employee's duties or responsibilities (unless significantly changed without the Employee's consent), or gross negligence by the Employee in the performance of such duties; provided, however, that the Employee shall have 30 days, or such longer period as the Employer may determine to be appropriate, after written notice by the Employer to cure any conduct or act, if curable, alleged in such notice to provide grounds for termination of the Employee's employment for Cause.

          e. "Code" means the Internal Revenue Code of 1986, as amended.

          f. "Controlled Group" means Parent and all subsidiaries and affiliates of Parent determined under Sections
     414(b),(c),(m) and (o) of the Code.

          g. "Disability" means the inability of Employee, by reason of physical or mental illness or injury (regardless of whether such illness or injury is jobrelated), to perform
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     the Employee's duties on a full-time basis, under
     circumstances in which the Employee is eligible to receive benefits under any long-term disability plan or arrangement of Company or any Employer, or would have been so eligible but for a determination made by the Employee not to participate in such plan or arrangement.

          h. "Employer" means the Parent and any Subsidiary or other member of the Controlled Group which employs the Employee on or after the effective Date.

          i. "Good Reason" for termination of employment by the Employee shall mean any of the following:

               (i.) the failure by Employer to (1) maintain the Employee's Base Salary at an annual rate equal to the rate in effect immediately prior to the Effective Date, or as may be increased from time to time by the Employer in accordance with regular practices of Parent thereafter with respect to employees with comparable duties; provided, however, that Good Reason shall not exist as the result of any decrease in Base Salary if such decrease is incident to a general reduction applied to all senior corporate officers and other key employees of all members of the Controlled Group on a proportionate and nondiscriminatory basis; (2) provide for continued participation on a comparable basis by the Employee in an annual bonus plan maintained by the Parent or Controlled Group in which employees of the Employer with comparable duties participate; (3) provide for participation in stock option and other equity incentive plans or programs maintained by Parent, any member of the Controlled Group from time to time in which employees with comparable duties participate; (4) provide for participation in all Parent or Controlled Group sponsored group or executive medical, dental, life, disability, retirement, profit-sharing, thrift, nonqualified and deferred compensation, and other plans maintained by the Parent or Controlled Group, in which employees of the Employer with comparable duties and pay participate; (5) provide vacation and perquisites substantially equivalent to those provided by the Parent or Controlled Group to the same extent as employees of the Employer with comparable duties; or (6) obtain the express unconditional assumption of this Agreement as required by
     Section 10; or

                 (ii.) any Employer changes the Employee's primary employment location to a location that is more than 50 miles from the primary location of such Employee's employment as in effect immediately prior to the Effective Date; provided, however, that the relocation of the Employee on a nondiscriminatory basis for bona fide business reasons Shall not constitute Good Reason hereunder; or.

                 (iii.) a significant adverse change, without the Employee's written consent in working conditions or status,
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     including but not limited to (1) a significant adverse change in the nature or scope of the Employee's authority, powers, functions, duties or responsibilities; provided, however, a change in Parent status such that it no longer has any equity securities registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, or that it is the subsidiary of another entity and directly results in changes in the nature and scope of the Employee's authority, powers, functions, duties or responsibilities shall not in and of itself constitute Good Reason hereunder; or (2) a reduction in the level of support services, staff, secretarial and other assistance, office space and accouterments available to a level below that reasonably necessary for the performance of such duties.

          j.  "Severance Plan" means The Vigoro Corporation
     Severance Plan or the IMC Global Inc. Severance Plan, depending upon which of such plans provides severance benefits to the Employee.

          k. "Subsidiary" means any corporation of which the securities having a majority of the ordinary voting power in electing the board of directors are, at the time of such determination, owned by Parent or another Subsidiary.

          1. "Transition Benefits" means the benefits provided pursuant to Section 5.

          m.  "Transition Bonus" means one hundred fifty percent
     (150%) of the sum of the Base Salary and Bonus Base.

          n. "Transition Bonus Event" shall be deemed to have occurred if:

               (i.) on or after the Effective Date, but prior to the expiration of the Transition Period, the termination of an Eligible Employee's employment with the Employer occurs, and such termination is:

               (1) Employer-initiated for reasons other than Cause; or

                    (2)  Employee initiated within ninety
          (90) days after the Employee first has or should have knowledge that Good Reason exists; or

               (ii.) the Employer fails to make an offer of continued employment with compensation, authority and status at least equivalent to the compensation, authority and status of the Employee immediately prior to the Effective Date.

          o.  "Transition Benefits Period" means a period of one
     (1) year from and after the Effective Date.


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          2.  Transition Bonus.  The Employee shall be entitled to the
Transition Bonus if a Transition Bonus Event occurs with respect to the Employee during the Transition Period, the requirements of Section 3 are satisfied and none of the exclusions listed in Section 4 apply.

          3. Requirements for Transition Bonus. The Employee will not be entitled to a Transition Bonus unless:

          a. the Employee's employment with all Employers is terminated in circumstances that constitute a Transition
     Bonus Event; and

          b. the Employee executes a release of claims and an employment-related covenant substantially in the form, in the manner and within the time required as set forth in the Severance
Plan.

          4. Transition Bonus Exclusions. Notwithstanding the foregoing, the Employee shall not be entitled to a Transition Bonus if:

          a. the Employee leaves employment voluntarily, by resignation (other than in circumstances that constitute a Transition Bonus Event); or

          b. the employment of the Employee is terminated as a result of the Employee's death or Disability.

               5. Payment of Transition Benefits. The Transition Benefits provided by this Agreement shall consist of the payment of the Transition Bonus of the Employee determined at the time of the Transition Bonus Event in
(18) eighteen equal monthly
installments. The amount of each payment shall be one eighteenth of the Transition Bonus, and payment shall begin on the last day of the month in which the Employee has executed and delivered the release of claims required by Section 3.b, any applicable period for revocation thereof has expired and the Employee has executed and delivered the employment-related covenant required by Section 3.b. Such monthly payments shall continue until the Employee (or the Employee's beneficiary) has received such eighteen monthly installments.

At the option of Parent, the present value of the Transition Benefits, determined pursuant to Section 280G(d)(4) of the Code, may be paid in a single lump sum on the date on which the first installment would otherwise be required to be paid. The Employee shall not be required to mitigate the amount of such payments by securing other employment or otherwise, nor shall such payments be reduced by reason of the Employee's securing other employment or for any other reason. Transition Benefits shall not be paid, and if commenced, shall terminate if Employee breaches any of the covenants relating to employment executed pursuant to the Severance Plan. Transition Benefits shall not reduce or affect any payment under any noncompete or employment agreement or severance plan or arrangement, including, but not limited to, any severance payment under Severance Plan, except that Transition Benefits shall be offset by the amount or value of any
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benefits paid or provided to the Employee pursuant to any employment severance or similar agreement between Parent and Employee on account of the employees' termination of employment after a Change in Control of Parent, as defined in Parent's 1995 Proxy Statement. Each qualified or nonqualified retirement or other plan benefits for which the Employee may be eligible shall be governed by specific conditions set forth in the applicable plan.

          6. No Guarantee of Employment. Nothing contained in the Agreement shall be construed as giving or conferring an Employee the right to continued employment, or as a limitation on the right of an Employer to terminate the employment of Employee, with or without cause. Nor shall anything contained in the Agreement affect the eligibility requirements under any plans maintained by an Employer, nor give Employee a right to coverage under any plan.

          7. Non-alienation of Assets and Benefits. Except as may be required by applicable law, the benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, including any such liability which is for alimony or other payments for the support of a spouse or former spouse, or for any other relative of the Employee, prior to actually being received by the person entitled to the benefit under the terms of the Agreement; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any right to benefits payable hereunder shall be void.

          8. Funding. Transition Benefits shall be paid out of the general assets of the Employer, and the status of Employee shall be that of a general unsecured creditor. None of Parent, the Company or any other Employer shall be required to fund or otherwise provide for the payment of benefits in any manner.

          9. Obligation of Employer. The Parent shall cause Employee's Employer at the time of the Transition Bonus Event to make all payments required hereunder to be made to the Employee and agrees that the liability for making such payments and providing such benefits shall be the joint obligation of the Parent and the Employer. In the event that such benefits are not so paid by the Employer, then such benefits shall be paid or caused to be paid by the Parent.

          10. Successors. This Agreement shall inure to the benefit of, and be binding upon, the successors and assignees of the Parent and the Employer. The Parent and the Employer shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Parent or the Employer, expressly and unconditionally to assume and agree to perform the Parent's or the Employer's obligations under this Agreement.

          11. Withholding. The Employer shall be entitled to withhold from amounts to be paid to the Employee under this Agreement any federal, state or local withholding, employment or other taxes or
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charges which it is from time to time required to withhold.  The
Employer shall be entitled to rely on an opinion of counsel if any question as to the amount or requirement of any such withholding shall arise.

          12. Arbitration. Either of the Parent, or any Employer, and the Employee or any successor, shall have the right and option to have any controversy or claim arising out of or relating to this Agreement, or the breach thereof, settled exclusively by arbitration, conducted before an arbitrator in accordance with the commercial arbitration rules of the American Arbitration Association then in effect. Judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The place of arbitration shall be in the city with population of 100,000 or more nearest to the Employee's place of employment immediately prior to the Transition Bonus, Event or in the nearest state or provincial capital if it is closer to such place of employment than is such city.

          13. Legal Fees. If a dispute arises with respect to the enforcement of the Employee's rights under the Agreement or if any legal or arbitration proceeding shall be brought to enforce or interpret any provision contained herein, or to recover damages for breach hereof, the party that has substantially prevailed in the dispute shall recover from the other party any reasonable attorneys' fees and necessary costs and disbursement incurred as a result of such dispute, legal or arbitration proceeding.

          14. Enforcement. In the event Parent, or any Employer shall fail to pay to Employee or successor any amounts due under this Agreement as they come due, the Parent and Employer shall pay interest on such amounts at the prime rate of interest as from time to time published in The Wall Street Journal (Midwest Edition) until paid.

          15. Notice. The Parent or Employer and the Employee or the Employee's successor shall provide written notice ("initial notice") at least fifteen (15) business days prior to the commencement of any action under this Agreement, which initial notice shall indicate whether such party is invoking arbitration pursuant to Section 12 above. If such party is not electing to invoke arbitration, then the other party may by written notice within ten (10) business days following receipt of the initial notice elect to invoke arbitration pursuant to said Section 12.

          16. Applicable Law. This Agreement shall be construed in accordance with the laws of the State of Illinois (other than Illinois law applying conflicts of law rules).

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          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

IMC GLOBAL INC.                         EMPLOYEE
Parent

By: /s/ A. C. Miller                     /s/ Marschall I. Smith

Its: Senior Vice President,
     Human Resources


IMC Global Operations Inc.
Employer

By: /s/ J. D. Speir

Its:  President and Chief Operating
      Officer